Exhibit 10.2
March 25, 2021
Re: Retention Bonus
Dear [EMPLOYEE]:
As you know, Kansas City Southern (the “Company”) has agreed to be acquired by Canadian Pacific Railway Limited (“Parent”) (the “Merger”) pursuant to that certain Agreement and Plan of Merger, by and among the Company, Parent, Cygnus Merger Sub 1 Corporation (“Surviving Merger Sub”), and Cygnus Merger Sub 2 Corporation (“First Merger Sub”), dated as of March 21, 2021 (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them as set forth in the Merger Agreement. Because your leadership is very important to the successful execution of our strategic plans, the Company is prepared to offer you the incentive arrangement described below to ensure that the Company will have the benefit of your continued employment and your strong commitment to the Company.
You will be entitled to a retention bonus equal to $_________ (the “Retention Bonus”), payable in two installments as follows: (1) 25% on the earlier of: (a) the date that the Voting Trust Transaction is completed or (b) the date that is nine months following the public announcement of the Merger, and (2) 75% on the earlier of: (a) ninety (90) days after the STB Final Approval, or March 31, 2023, subject in each case to your continued employment through the applicable payment dates; provided, however, that if you experience a Qualifying Termination on or after the completion of the Voting Trust Transaction, you will be entitled to payment of any unpaid portion of the Retention Bonus no later than five business days following such Qualifying Termination. Except as specifically provided in the immediately preceding sentence, if your employment with the Company terminates for any reason, you will forfeit any right to receive the Retention Bonus.
For purposes of this letter:
(a) “Cause” means, for an individual who is party to an agreement with the Company that defines Cause, Cause as defined in such agreement, or, for any other individual, : (i) your conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material damage or injury, financial or otherwise, to the Company, (ii) a demonstrably willful and deliberate act or failure to act which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes material damage or injury, financial or otherwise, to the Company (but only if such act or inaction is not remedied within 15 business days of your receipt of written notice from the Company which describes the act or inaction in reasonable detail), or (iii) your consistent gross neglect of duties or consistent wanton negligence by you in the performance of your duties (but only if such neglect or negligence is not remedied within a reasonable remedial period after your receipt of written notice from the Company which describes such neglect or negligence in reasonable detail and specifies the remedial period).

(b) “Good Reason” means, for an individual who is party to an agreement with the Company that defines Good Reason, Good Reason as defined in such agreement, or, for any other individual, the occurrence of any of the following events without your written consent: (i) a material reduction in your total direct compensation, or (ii) a relocation of your principal place of employment by more than fifty (50) miles; provided that your resignation shall be considered to be for “Good Reason” only if (x) you provide notice to the Company of the act or omission constituting Good Reason within thirty (30) days following the occurrence of such act or omission, (y) the Company fails to remedy such act or omission within thirty (30) days following receipt of such notice, and (z) you resign within thirty (30) days after the end of such cure period.
(c) “Qualifying Termination” means a termination of your employment (i) by the Company without Cause, or (ii) by you for Good Reason.
You acknowledge that, except as may otherwise be provided under any other written agreement between you and the Company, your employment is “at will” and may be terminated by either you or the Company at any time and for any reason.
This letter may not be amended or modified, except by an agreement in writing signed by you and the Company. This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term “Company,” as used in this letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this letter.
This letter shall be governed by, and construed in accordance with, the laws of the State of Missouri, without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.
Please be mindful of the fact that the Company has made this retention bonus opportunity available to a select group of employees of the Company. Please keep confidential the fact that you have received this letter as well as the contents of this letter.
We look forward to a very promising future. In order to be eligible to receive these benefits, it is important that you sign this letter and return it to Lora Cheatum as soon as practicable.
Very truly yours,

By:_______________________________________
Title:
Accepted and Acknowledged:
_________________________
Name: ____________________